EXHIBIT 10.25

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into June 28, 2004, by and between HealthTronics Surgical Services Inc., a Georgia corporation (the “Company”), and Victoria Beck (the “Employee”).

PRELIMINARY STATEMENTS

A. The Company desires to secure the services of the Employee and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Employee and the Employee hereby agrees to continue to serve the Company, on the terms and conditions set forth in this Agreement.

2. Term of Agreement. This Agreement shall commence on the date hereof, and unless it is terminated earlier in the manner provided in this Agreement, shall continue until March 31, 2005 (the “Term”).

3. Position and Duties. The Employee shall serve as Executive Vice President and Chief Accounting Officer. The Employee shall report to the Chief Financial Officer and/or Chief Executive Officer, and shall have such other powers and duties as may from time to time be delegated to her by the Chief Financial Officer and/or Chief Executive Officer. The Employee shall devote substantially all of her working time and efforts during normal business hours to the business and affairs of the Company.

4. Place of Performance. In connection with her employment by the Company, the Employee shall be based at the Company’s offices in Marietta, Georgia, except for reasonable required travel on the Company’s business.

5. Compensation and Related Matters.

(a) Base Salary; Bonus. The Employee shall receive a base salary, payable in substantially equal bi-weekly installments, at the monthly rate of at least $11,250 per month during the Term, or such greater amount as shall be determined by the Chief Executive Officer (the “Base Salary”). The Base Salary may, by action and in the discretion of the Chief Executive Officer, be increased at any time or from time to time; provided that the Base Salary shall not be decreased for any reason whatsoever. In addition, Employee shall be entitled to any bonus payments determined by the Chief Executive Officer.

(b) Other Benefits. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available generally by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. The Company shall also provide the Employee such coverage under any directors’ and officers’ liability policies it maintains as is provided to its other senior management employees. Nothing paid or provided to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or any other obligation payable to the Employee pursuant to this Agreement.

(c) Vacation. The Employee shall be entitled to the greater of (i) four (4) weeks of paid vacation per year, or (ii) the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers. The Employee shall also be entitled to all paid holidays given by the Company to its senior officers.

6. Restrictive Covenants.

(a) Unauthorized Disclosure. During the Term and for a period of one (1) year following any termination of this Agreement, the Employee shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company (or its subsidiaries) or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of her duties as an Employee of the Company, any confidential information obtained by her while in the employ of the Company with respect to any of the Company’s customers, suppliers, creditors, lenders, investment bankers, methods of distribution or methods of marketing; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee). Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing confidential information to the extent required by law.

(b) Nonsolicitation of Employees. During the Term and for a period of six (6) months following any termination of this Agreement, the Employee shall not (other than for the benefit of the Company) directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless (i) such employee or former employee has not been employed by the Company for a period in excess of three (3) months, (ii) such employee has been terminated by the Company or (iii) solicitation is approved by Argil Wheelock, in each such case the three (3) month restriction shall not apply.

7. Termination. The Employee’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate automatically upon her death.

(b) Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is absent from the performance of her duties under this Agreement for a period of sixty (60) days during any four-month period, and within 10 days after written notice of such absence is received by the Employee from the Company, the Employee does not return to the performance of her duties under this Agreement, the Company may terminate the Employee’s employment under this Agreement for “Disability.”

(c) Cause. The Company may at any time terminate the Employee’s employment under this Agreement for Cause. For purposes of this Agreement, “Cause” means: (i) the willful and continued failure by the Employee to substantially perform her duties under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or from the termination of this Agreement by the Employee for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Company specifically identifying the manner in which the Company believes the Employee has not substantially performed her duties, and the Employee shall have failed to resume substantial performance of such duties within thirty (30) days of receiving such written demand, (ii) the willful engaging by the Employee in criminal conduct (including embezzlement and criminal fraud) which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of the Employee of a felony (other than a traffic violation).

(d) Termination by the Employee. The Employee may terminate her employment under this Agreement (i) for Good Reason, (ii) in connection with the expiration of the initial term, or (iii) if her health should become impaired to any extent that makes the continued performance of her duties under this Agreement hazardous to her physical or mental health, provided that the Employee shall have furnished the Company with a written statement from a board certified doctor to such effect and provided, further, that at the Company’s request and expense the Employee shall submit to an examination by a board certified doctor reasonably selected by the Company and such doctor shall have concurred in the conclusion of the Employee’s doctor.

For purposes of this Agreement, “Good Reason” means, without the Employee’s prior written consent, the occurrence of any one or more of the following: (A) any action by the Company which results in a material diminution in the nature or status of the Employee’s position, authority, duties or responsibilities; (B) a failure by the Company to pay any amounts of Base Salary or other amounts payable hereunder, or to comply with its other obligations and agreements contained herein; (C) a failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 9(c) hereof; (D) Employee no longer reports directly to the person(s) specified in Section 3 hereof, or (E) any purported termination by the Company of the Employee’s employment that is not effected in accordance with the terms of this Agreement, and for purposes of this Agreement, no such termination shall be effective.

The Employee’s right to terminate her employment for Good Reason shall not be affected by her incapacity due to physical or mental illness, nor shall the Employee’s continued employment constitute consent to, or a waiver of her rights with respect to, any circumstances constituting Good Reason.

(e) Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee (other than termination pursuant to Section 7(a), above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. The failure by the Employee to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing her rights hereunder.

(f) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by her death, the date of her death, (ii) if the Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of her duties during such thirty (30) day period), (iii) if the Employee’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination after the expiration of any cure periods, and (iv) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given after the expiration of any cure periods; provided, that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award or an adjudication by a court of competent jurisdiction (and in such event the Company shall continue to perform its obligations hereunder until the date so determined).

(g) Effect of Termination. Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement, Employee shall not be deemed to have released the Company or any of its affiliates or any of their respective successors in interest, from any obligation to indemnify Employee in accordance with (i) the Company’s directors’ and officers’ insurance policies in effect prior or subsequent to the termination of this Agreement, (ii) the Company’s Bylaws, (iii) the Company’s Articles of Incorporation, or (iv) that certain Agreement and Plan of Merger, dated as of June 11, 2004, by and between Prime Medical Technologies, Inc. and the Company, because Employee is or was a director or officer of the Company or any of its affiliates.

8. Compensation Upon Termination or During Disability.

(a) Death. If the Employee’s employment is terminated by reason of her death, the Company shall pay to such person as the Employee shall have designated in a notice filed with the Company, or, if no such person has been designated, to her estate, any unpaid amounts of her Base Salary accrued prior to the date of her death; and upon making such payments, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Employee’s death pursuant to the Company’s customary practices); provided, that the Employee’s spouse, beneficiaries or estate shall also be entitled to receive any amounts or other benefits payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company in accordance with the terms thereof. In addition, all unvested options to purchase stock in the Company (the “Options”) held by the Employee under any plan or arrangement between the Employee and the Company on the Date of Termination shall immediately vest and upon vesting shall become exercisable. Moreover, each such Option that is deemed vested pursuant to the preceding sentence, together with any previously vested and unexercised Options, shall be exercisable by the Employee in accordance with their respective terms for a period of three (3) years following the Date of Termination, or, if earlier, until the then scheduled expiration date(s) of such Options. The Company shall provide the Employee such cooperation and assistance as may reasonably be necessary to effect cashless exercises of such Options beneficially owned by the Employee at the Date of Termination.

(b) Disability. During any period that the Employee fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive her Base Salary until the Employee’s employment is terminated pursuant to Section 7(b) hereof, or until the Employee terminates her employment pursuant to Section 7(d)(ii) hereof, whichever first occurs. If the Employee’s employment is terminated by reason of her Disability, the Company shall pay to the Employee any unpaid amounts of her Base Salary accrued prior to the date of such termination; and upon making such payments, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of such termination pursuant to the Company’s customary practices); provided, that the Employee shall also be entitled to receive any amounts or other benefits payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company in accordance with the terms thereof. In addition, all unvested Options held by the Employee on the Date of Termination shall immediately vest and upon vesting shall become exercisable. Moreover, each such Option that is deemed vested pursuant to the preceding sentence, together with any previously vested and unexercised Options, shall be exercisable by the Employee in accordance with their respective terms for a period of three (3) years following the Date of Termination, or, if earlier, until the then scheduled expiration date(s) of such Options. The Company shall provide the Employee such cooperation and assistance as may reasonably be necessary to effect cashless exercises of such Options beneficially owned by the Employee at the Date of Termination.

(c) Cause; Other than for Good Reason. Except as otherwise provided herein, if the Employee’s employment is terminated by the Company for Cause, or by the Employee for other than Good Reason, the Company shall pay the Employee her Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given (or on the Date of Termination if no Notice of Termination is required hereunder) plus all other amounts to which the Employee is entitled under any plan, program, policy or practice of the Company or otherwise at the time such payments are due and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company’s obligations hereunder. In addition, all unvested Options shall terminate.

(d) Good Reason; Other than for Cause or Disability. If the Company terminates the Employee’s employment other than for Cause or Disability, the Employee terminates her employment for Good Reason, or when Employee’s employment terminates at the end of the Term as provided in Section 2, then:

        (i) within thirty (30) days after the Date of Termination, the Company shall pay the Employee an amount equal to the sum of: (i) her accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or the Date of Termination where no Notice of Termination is required hereunder) and (ii) any accrued incentive compensation and other amounts to which the Employee is then entitled under any plan, policy, practice or program of the Company at the time such payments are due, including, but not limited to, accrued but unpaid vacation in Section 5(c) hereof; and

        (ii) in lieu of any further salary, incentive compensation or other payments for periods subsequent to the Date of Termination, and as a severance benefit to the Employee (the “Severance Benefit”), the Company will pay to the Employee in a prompt lump-sum payment, payable in cash, no later than thirty (30) days following the date of termination, an amount equal to two (2) times the Employee’s average annual compensation averaging all forms of compensation for the three years included in the December 31, 2003 HealthTronics Surgical Services, Inc. proxy Summary Compensation Table.

(e) Acceleration of Vesting; Sale of Shares. Unless the Company terminates the Employee’s employment for Cause or the Employee terminates her employment for other than Good Reason, upon (i) termination of the Employee’s employment or (ii) a Change of Control, all unvested Options held by the Employee on the Date of Termination shall immediately vest and upon vesting shall become exercisable. Moreover, each such Option that is deemed vested pursuant to the preceding sentence, together with any previously vested and unexercised Options, shall be exercisable by the Employee in accordance with their respective terms for a period of three (3) years following the Date of Termination or the date of the Change in Control, as the case may be, or, if earlier, until the then scheduled expiration date(s) of such Options. The Company shall provide the Employee such cooperation and assistance as may reasonably be necessary to effect cashless exercises of such Options beneficially owned by the Employee at the Date of Termination.

For purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred if: (i) any person, entity or “group”, within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (A) the Company, its subsidiaries or any employee benefit plan established and maintained by the Company or its subsidiaries, or (B) the Employee or any of the Employee’s affiliates, becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (ii) the individuals who, as of the date hereof constitute the Company’s Board of Directors (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the shareholders of the Company approve (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(f) Maintenance of Benefit. Unless the Employee is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Employee and/or her family for one (1) year after termination for any reason, all employee medical, health and hospitalization plans and programs in which the Employee and/or her family was entitled to participate in immediately prior to the Date of Termination provided that the continued participation of the Employee and/or her family is possible under the general terms and provisions of such plans and programs. In the event that the participation of the Employee and/or her family in any such plan or program is barred, the Company shall arrange to provide the Employee and/or her family with benefits substantially similar to those which the Employee and/or her family would otherwise have been entitled to receive under such plans and programs from which her or their continued participation is barred.

9. Successors.

(a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Employee dies while any amounts would still be payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s personal or legal representatives or, if there be no such persons, the Employee’s estate.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as she would be entitled to hereunder if she terminated her employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers an assumption and agreement provided for in this Section 9(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

10. Miscellaneous.

(a) The failure by either party hereto to insist upon compliance with any condition or provision of this Agreement shall not be deemed a waiver of such condition or provision or any other provision hereof.

(b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement supersedes any other agreement or understanding between the Company and the Employee relating to the Employee’s employment and any compensation or benefits in respect thereof.

(c) The Company may withhold from any accounts payable under this Agreement all Federal, state or other taxes as legally shall be required.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia, without reference to principles of conflicts of laws.

(e) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT WITH VICTORIA W. BECK

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the date provided above.

COMPANY:

HEALTHTRONICS SURGICAL SERVICES, INC.

By:	/s/ Argil J. Wheelock
Argil J. Wheelock, M.D.
Chairman of the Board and Chief Executive Officer

EMPLOYEE:

/s/ Victoria W. Beck
Victoria W. Beck

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